Exhibit 99.1

Carolina Financial Corporation Reports Results for 2014

NEWS RELEASE – For Release January 23, 2015, 9:00 AM

Investor Relations Contact: William A. Gehman III, EVP and CFO, 843.723.7700

Charleston, South Carolina, January 23, 2015- Carolina Financial Corporation (NASDAQ: CARO), today announced net income for the year ended December 31, 2014 of $8.3 million, or $1.05 per diluted share. The 2014 results include pretax merger related expenses associated with the completion of the branch acquisitions of $1.4 million, or $0.14 per diluted share.

“2014 was an exceptional year for Carolina Financial Corporation,” said Jerry Rexroad, Chief Executive Officer. During 2014, we became a publicly traded company and listed on the NASDAQ stock exchange, thereby providing liquidity to our stockholders. The Company experienced strong organic loan growth as well as core deposit growth by successfully executing our strategic plans. We crossed over the $1 billion total assets milestone and now operate as the third largest bank headquartered in South Carolina with total assets of $1.2 billion as of December 31, 2014. Our asset quality continued to improve with nonperforming assets decreasing to 0.47 percent of total assets at December 31, 2014 as compared to 1.97 percent at December 31, 2013. In February 2014, we purchased a branch in St. George, SC with $24.5 million in deposits and in December 2014 we completed the acquisition of 13 branch offices in Southeastern NC and Northern SC, comprising $218 million in deposits. These two acquisitions in contiguous markets have more than doubled our branch network. In addition, during the year we added a branch in the Charleston market and a branch in the Myrtle Beach market along with two loan production offices, one each in Greenville, S.C. and Wilmington, N.C.”

“One of our primary goals for 2014 was to continue to grow the earnings of CresCom Bank to the level of earnings exhibited by a superior community bank, without the help of its subsidiary, Crescent Mortgage Company. We are proud to report that we exceeded the Bank’s earnings goal, with net income of $7.3 million for the year ended December 31, 2014.”

“Overall, we are pleased to report these strong financial and operational results for 2014 and believe that with the consummation of our branch acquisitions and new loan production offices during 2014, we are well positioned for fiscal 2015.”

Financial Highlights

-- The Company reported net income of $8.3 million, or $1.05 per diluted share, for the year ended December 31, 2014 as compared to net income of $16.8 million or $2.12 per diluted share for the year ended December 31, 2013. Net income for the three months ended December 31, 2014 was $1.7 million, or $0.22 per diluted share compared to net income of $4.1 million, or $0.52 per share diluted, for the three months ended December 31, 2013.

-- The Bank’s net income (excluding Crescent Mortgage Company) was $7.3 million and $1.8 million for the twelve and three months ended December 31, 2014, respectively, as compared to net income of $5.0 million and $1.0 million for the twelve and three months ended December 31, 2013. Results for the twelve and three months ended December 31, 2014 and 2013 include the following key highlights:

•	The increase in earnings of the Bank was reflective of the significant increases in the loan and securities portfolios.
•	The Bank collected previously unrecognized interest, and previously incurred expenses totaling $1.3 million related to the resolution of a nonperforming asset that paid off during the quarter ended December 31, 2014.
•	Acquisition related expenses for the twelve and three months ended December 31, 2014 totaled $1.4 million and $1.3 million, respectively
•	Net OREO expense totaled $0.6 million and $0.3 million for the twelve and three months ended December 31, 2014, respectively. Net OREO expense totaled $0.5 million and $0.1 million for the twelve and three months ended December 31, 2013, respectively.

•	As a result of continued improvement in asset quality and net recoveries, the Bank recognized negative provision for loan losses of $0.9 million for the year ended December 31, 2013. The Bank did not have provision for loan losses in 2014 due to net recoveries of $0.9 million.
•	During the fourth quarter of 2014, the Bank incurred $0.2 million of consulting expenses related to revenue enhancement projects.

-- Net income for the Bank’s wholly-owned subsidiary, Crescent Mortgage Company, was $1.9 million and $0.2 million for the twelve and three months ended December 31, 2014, respectively, as compared to net income of $12.4 million and $3.3 million for the twelve and three months ended December 31, 2013, respectively. Nationally, 2014 mortgage originations are reduced approximately 50% from 2013 levels resulting in significantly reduced origination revenues and operating margins. Results for the twelve and three months ended December 31, 2014 and 2013 include the following key highlights:

•	Gain on the bulk sale of servicing for the twelve and three months ended December 31, 2014 totaled $0.8 million and zero. Gain on sale of servicing for the twelve and three months ended December 31, 2013 totaled $5.5 million.
•	Provision for mortgage loan repurchase losses for the twelve and three months ended December 31, 2014 was a negative provision of $0.8 million and $0.3 million, respectively. Provision for mortgage loan repurchase losses for the twelve and three months ended December 31, 2013 was $2.4 million and $0.5 million, respectively. In 2014, as a result of a change in the regulatory framework of certain GSEs and actual historical loss experience, the Company reduced its reserve for mortgage loan repurchase losses.

-- The Company reported book value per common share of $12.02 as of December 31, 2014 as compared to $10.69 as of December 31, 2013. The Company reported tangible book value per common share of $11.60 as of December 31, 2014 as compared to $10.69 as of December 31, 2013.

-- The Bank continues to experience significant growth in core deposits (checking, savings and money market) which increased approximately $30 million during 2014, excluding core deposits from acquired branches.

-- The number of Bank checking accounts, excluding accounts from our acquired branches, increased 16.5 percent since December 31, 2013. As of December 31, 2014, core deposits comprised approximately 63 percent of total deposits as compared to 59 percent of total deposits at December 31, 2013.

-- Loans receivable (before allowance for loan losses) grew to $777.2 million at December 31, 2014 compared to $543.3 million at December 31, 2013. This loan growth includes approximately $80.5 million in loans acquired from branch acquisitions. The Company experienced organic loan growth of $153.4 million, or 28 percent, since December 31, 2013.

-- The Bank’s nonperforming assets were 0.47 percent of total assets at December 31, 2014, compared to 1.97 percent at December 31, 2013. The decrease in nonperforming assets is a result of continued improvement in asset quality as well as the resolution of a large nonperforming relationship that paid off during the fourth quarter 2014.

-- At December 31, 2014, the Company’s capital ratios exceeded “well capitalized” levels under applicable law. Stockholders’ equity totaled $93.7 million as of December 31, 2014, compared to $82.2 million at December 31, 2013. As planned, in 2014 due to strong loan growth and branch acquisitions, the Company was better able to leverage its capital. At December 31, 2014, the Bank’s Tier 1 capital ratio was 9.4 percent compared to 11.0 percent at December 31, 2013. At December 31, 2014, the Bank’s total risk-based capital ratio was 13.0 percent compared to 16.7 percent at December 31, 2013.

Appointment of New Board Member

The Company is pleased to announce that Claudius E. Watts IV has joined the Carolina Financial Corporation board of directors and the CresCom Bank board of directors. Mr. Watts is a Partner and Managing Director of The Carlyle Group where he specializes in control equity investments in larger companies focused on software, software enabled services, semiconductors, electronic systems, and related distribution businesses. Mr. Watts earned a B.S. in electrical engineering cum laude from The Citadel in Charleston, South Carolina, and an M.B.A. from the Harvard Graduate School of Business Administration.

Quarterly Cash Dividend

The Company’s Board of Directors declared a quarterly cash dividend of $0.03 per share payable on its common stock. The dividend will be payable on April 8, 2015 to stockholders of record as of March 18, 2015.

Stocks Splits

On January 15, 2014, the Board of Directors of the Company declared a two-for-one stock split to stockholders of record dated February 10, 2014, payable on February 28, 2014.

On October 15, 2014, the Board of Directors of the Company declared a two-for-one stock split to stockholders of record as of October 31, 2014, payable on November 14, 2014.

All share, earnings per share, and per share data have been retroactively adjusted in the financial highlights to reflect this stock split for all periods presented in accordance with generally accepted accounting principles.

About Carolina Financial Corporation

Carolina Financial Corporation (NASDAQ:CARO) is the holding company of CresCom Bank, which also owns and operates Atlanta-based Crescent Mortgage Company. As of December 31, 2014, Carolina Financial Corporation had approximately $1.2 billion in total assets and Crescent Mortgage Company originated loans in 45 states, and partnered with approximately 2,000 community banks, credit unions and mortgage brokers. In 2014, Carolina Financial was added to the Nasdaq Community Bank Index (ABAQ) by the American Bankers Association. It also ranked #6 on American Banker’s 2014 list of “Top 200 Community Banks and Thrifts as Ranked by Three-Year Average ROE.” During 2014, CresCom Bank completed two acquisitions and grew from 11 to 26 branch locations, in addition to adding loan production offices in Greenville, S.C., and Wilmington, N.C. To learn more about CresCom Bank, visit www.haveanicebank.com or call 1-855-CRESCOM.

Addendum to News Release – Use of Certain Non-GAAP Financial Measures and Forward-Looking Statements

This news release contains financial information determined by methods other than in accordance with Generally Accepted Accounting Principles (“GAAP”). Such statements should be read along with the accompanying tables, which provide a reconciliation of non-GAAP measures to GAAP measures. This news release discusses financial measures, such as core deposits, tangible book value, and net income related to segments of the Company, which are non-GAAP measures. We believe that such non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner. Non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP. Investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.

Please refer to the Non-GAAP reconciliation table later in this release for additional information.

Forward Looking Statements

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements include but are not limited to statements with respect to our plans, objectives, expectations and intentions and other statements that are not historical facts, and other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions.  Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) the risk that the preliminary financial information reported herein and our current preliminary analysis will be different when our review is finalized; (5) changes in the U.S. legal and regulatory framework including, but not limited to, the Dodd-Frank Act and regulations adopted thereunder; and (6) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the Company.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Form 10, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).  All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

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CAROLINA FINANCIAL CORPORATION

Financial Highlights

(Unaudited - Dollars in Thousands Except Per Share Data)

	For Three Months Ended:			For Twelve Months Ended:
	December 31,	December 31,	Percentage	December 31,	December 31,	Percentage
	2014	2013	Change	2014	2013	Change

Interest income	$11,005	$8,242	33.52%	$37,656	$32,948	14.29%
Interest expense	1,411	1,347	4.75%	5,602	5,718	-2.03%

Net interest income	9,594	6,895	39.14%	32,054	27,230	17.72%

Provision for loan losses	—	20	-100.00%	—	(860)	-100.00%

Net interest income after provision for loan losses	9,594	6,875	39.55%	32,054	28,090	14.11%

Non-interest income	4,823	10,160	-52.53%	21,148	44,086	-52.03%
Non-interest expense (Note 1)	12,112	10,800	12.15%	41,443	45,972	-9.85%

Income before taxes	2,305	6,235	-63.03%	11,759	26,204	-55.13%

Income tax expense	587	2,173	-72.99%	3,448	9,386	-63.26%

Net income (loss)	$1,718	$4,062	-57.71%	$8,311	$16,818	-50.58%

Net income per common share (Note 2)
Basic	$0.22	$0.53		$1.07	$2.19
Diluted	$0.22	$0.52		$1.05	$2.12

Net interest margin-tax equivalent	3.82%	3.45%		3.62%	3.41%

Return on average assets	0.62%	1.82%		0.84%	1.89%

Return on average equity	7.41%	19.71%		9.39%	22.04%

	December 31,	December 31,
	2014	2013

Total assets	$1,199,956	$881,584
Securities available for sale	$251,717	$167,535
Securities held to maturity	$25,544	$24,554
Loans held for sale	$40,912	$36,897
Loans receivable, gross	$777,157	$543,312
Allowance for loan losses	$(9,035)	$(8,091)
Deposits	$964,190	$697,581
Indebtedness	$119,540	$84,840
Stockholders’ equity	$93,700	$82,227
Book value per share (Notes 2 and 3)	$12.02	$10.69

Note 1 - Includes pretax expenses related to branch acquisitions for the three months ended and year ended December 31, 2014 of $1.3 million and $1.4 million, respectively.

Note 2 - On October 15, 2014, the Board of Directors of the Company declared a two-for-one stock split to stockholders of record dated October 31, 2014, payable on November 14, 2014. All share, earnings per share, and per share data have been retroactively adjusted to reflect this stock split for all periods presented in accordance with generally accepted accounting principles.

Note 3 - Excludes the impact of unvested restricted shares outstanding.

Reconciliation of Non-GAAP Financial Measures

(Unaudited - Dollars in Thousands Except Share and Per Share Data)

	December 31,	December 31,
	2014	2013

Core deposits:
Noninterest-bearing demand accounts	$142,900	$83,500
Interest-bearing demand accounts	183,550	92,067
Savings accounts	36,630	17,816
Money market accounts	246,116	220,915
Total core deposits	609,196	414,298

Certificates of deposit:
Less than $100,000	222,695	195,239
$100,000 or more	132,299	88,044
Total certificates of deposit	354,994	283,283
Total deposits	$964,190	$697,581

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013

Segment net income:
Community banking	$1,779	$955	$7,268	$4,963
Wholesale mortgage banking	225	3,253	1,851	12,403
Other	(303)	(144)	(809)	(347)
Eliminations	17	(2)	1	(201)
Total net income	$1,718	$4,062	$8,311	$16,818

	December 31,	December 31,
	2014	2013

Tangible book value per share:
Total common equity	93,700	82,227
Less: intangible assets	(3,303)	—
Tangible common equity	90,397	82,227

Issued and outstanding shares	8,097,536	8,030,408
Less: nonvested restricted stock awards	(304,300)	(338,000)
Period end dilutive shares	7,793,236	7,692,408

Tangible common equity	$90,397	$82,227
Divided by: period end dilutive shares	7,793,236	7,692,408
Tangible common book value per share	$11.60	$10.69
Common book value per share	$12.02	$10.69